                                                                    EXHIBIT 99.1

INFORMATION INCORPORATED BY REFERENCE FROM ITEM 15 OF FORM S-1 REGISTRATION STATEMENT OF WEBMETHODS, INC.

During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below. The share numbers and prices per share in items one through nine have not been adjusted to reflect any stock splits. The share numbers in item ten have been adjusted to reflect stock splits.

                1. On June 13, 1996, the registrant issued to two founders 15,000 shares of common stock of the registrant valued at $10.00 per share in exchange for the technology for the Web Automation Toolkit, for an aggregate transaction value of $150,000.

                2. On January 8, 1997, the registrant issued and sold 5,305 shares of common stock to a total of 8 investors for $72.75 per share, or an aggregate of $385,938.75.

                3. On October 22, 1997 the registrant issued and sold a warrant to purchase 500 shares of common stock in connection with a financing transaction. The warrant was exercised on December 28, 1998.

                4. On October 23, 1997, the registrant issued an aggregate of 47,174 shares of mandatorily redeemable, convertible Series A preferred stock in exchange for the common stock issued to the 8 investors in January 1997.

                5. On November 7 and December 30, 1997, the registrant issued and sold an aggregate of 180,750 shares of mandatorily redeemable, convertible Series B preferred stock to a total of 31 investors for $20.00 per share, or an aggregate of $3,615,000.

                6. On September 22, 1998, the registrant issued and sold an aggregate of 195,783 shares of mandatorily redeemable, convertible Series C preferred stock to a total of 5 investors for $33.20 per share, or an aggregate of $6,499,995.60.

                7. On March 1, 1999, the registrant issued and sold a warrant to purchase 4,000 shares of common stock in connection with transactions contemplated by a lease of property by the registrant.

                8. On May 12, June 1 and June 15, 1999, the registrant issued and sold an aggregate of 134,075 shares of mandatorily redeemable, convertible Series D preferred stock to a total of 47 investors for $88.40 per share, or an aggregate of $11,852,230.

                9. On November 4, 9, 10 and 12, 1999, the registrant issued and sold an aggregate of 68,770 shares of mandatorily redeemable, convertible Series E Preferred Stock to a total of five investors for $247.20 per share, or an aggregate of $16,999,944.

                10. As of December 31, 1999, an aggregate of 751,515 shares of common stock had been issued upon exercise of options under the registrant's stock option plan.

        On October 27, 1997, the registrant effected a split of its common stock in the form of a stock dividend of 7.8915234 shares of common stock for each share of common stock outstanding as of October 10, 1997. On March 18, 1998 the registrant effected a split of its common stock in the form of a stock dividend of 19 shares of common stock for each share of common stock outstanding as of March 5, 1998. On January 20, 2000, the registrant's board of directors approved a 1.533 for one stock split of its common stock.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 promulgated under
Section 3(b) thereof, pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.